SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
July 30, 2010

 Goldspan Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-146442	26-3342907
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6260 South Rainbow Blvd., Suite 110, Las Vegas, Nevada	89118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (818) 340-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2010, Goldspan Resources, Inc. (the “Company”) accepted the resignation of John C. Baird from his position as Chief Executive Officer of the Company.  Mr. Baird continues to serve as a Director of the Company.

On July 30, 2010, the Company accepted the resignation of Leon M. Caldwell from his positions as President and a Director of the Company.  Mr. Caldwell continues to serve as Chief Financial Officer of the Company.

On July 30, 2010, the Company accepted the resignation of David Hedderly-Smith from his positions as a Vice President and a Director of the Company.

On July 30, 2010, the Board of Directors of the Company elected Vincent J. Franzone as its Chief Executive Officer, President and a Director, and Fred W. Jackson, Jr. as its Chief Operating Officer and a Director.

Mr. Franzone, age 55, has been President of Able Energy of New York (a New York home heating oil distributor) since January 2010.  From January 2009 to December 2009, Mr. Franzone was President of Price Energy Solutions, a company engaged in the retail sale of electricity and natural gas. From January 2004 to December 2008, he was President of Capitoline Financial Group (a financial and management consultant). From January 2001 to December 2004, Mr. Franzone was a Managing Director of Invest Private (an investment firm specializing in biotechnology).  From January 1997 to December 2001, Mr. Franzone was Senior Vice President and Syndicate Manager for Prime Charter, Ltd. (an investment firm).  From January 1993 to December 1997, he was a Vice President of Smith Barney.

Mr. Jackson, age 62, has been President of Price Energy Solutions since January 2010 and has served as a consultant to the President of Able Energy New York since January 2010. From January 2009 to December 2009, Mr. Jackson was President of 10 E Resort Development (a developer of resort properties in New Hampshire, South Carolina and Puerto Rico). From January 2001 to December 2008, he was Chief Executive Officer of The CCI Group, a public company, and President of Caribbean Clubs International which developed club membership concepts and managed sales of the memberships.  From January 2001 to December 2008 Mr. Jackson also served as a Director of Beach Properties Barbuda, which acquired and renovated a five star Caribbean resort.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2010
Goldspan Resources, Inc.

By:	/s/ Vincent J. Franzone
Vincent J. Franzone
Chief Executive Officer and President